EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2014 Results and 2015 Guidance
ATLANTA, February 5, 2015 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A office properties located in select sub-markets of major U.S. cities, today announced its results for the quarter and year ended December 31, 2014.

Highlights for the Three Months and Year Ended December 31, 2014:

•	Achieved Core Funds From Operations ("CFFO") of $0.39 per diluted share and $1.49 per diluted share for the quarter and year ended December 31, 2014, respectively;

•
Completed approximately 2.2 million square feet of leasing, or 10% of the portfolio, for the year ended December 31, 2014, including leasing approximately 321,000 square feet during the fourth quarter;

•	Leased up two value-add properties to 88% and 98%, respectively, during the year; and

•	Purchased 25.2 acres of land adjacent to its 400 TownPark building in Lake Mary, Florida during the fourth quarter.

Donald A. Miller, CFA, President and Chief Executive Officer said, "2014 was a pivotal year for Piedmont as we began to see our leasing efforts over the last several years start to pay off in the form of improving cash NOI and increasing occupancy during the year. Further, we were very pleased to lease over two million square feet in '14 given that over half of that square footage was attributable to new tenants, particularly at some of our value-add properties.”

Results for the Quarter ended December 31, 2014

Piedmont's net income available to common stockholders for the fourth quarter of 2014 was $12.5 million, or $0.08 per diluted share, as compared with $29.6 million, or $0.18 per diluted share, for the fourth quarter of 2013. The prior quarter's results included $0.09 per diluted shares in gains related to properties sold during the fourth quarter of 2013 whereas the current quarter's results reflect $0.04 per diluted share of additional depreciation and amortization expense resulting from properties acquired as well as several large tenant build outs over the last twelve months. Per share results were favorably impacted by the reduction in weighted average shares outstanding as a result of shares repurchased pursuant to the Company's stock repurchase plan.

Revenues for the quarter ended December 31, 2014 were $146.7 million, as compared with $141.5 million for the same period a year ago, primarily attributable to increased reimbursement revenue as a result of the expiration of lease abatements for operating expenses on certain recently commenced leases and increased rental income from the net increase in occupancy over the last year.

Property operating costs increased to $62.0 million for the quarter ended December 31, 2014, as compared to the prior period of $58.3 million, primarily as a result of additional expenses associated with properties acquired since the fourth quarter of 2013, as well as increased occupancy at certain assets. General and administrative expenses were $6.3 million for the quarter ended December 31, 2014 as compared to $5.2 million for the quarter ended December 31, 2013 primarily due to increased compensation costs driven by stronger stock performance during the current year.

Funds From Operations ("FFO") for the current quarter totaled $62.1 million, or $0.40 per diluted share, comparable to $64.0 million, or $0.40 per diluted share for the quarter ended December 31, 2013, reflecting a $2.0 million decrease in insurance proceeds received. Per share results were favorably impacted by decreased average shares outstanding as a result of stock buybacks pursuant to the Company's stock repurchase program.

Core FFO, which excludes acquisition costs and the above-mentioned insurance recoveries, totaled $59.6 million, or $0.39 per diluted share, comparable to $59.9 million, or $0.37 per diluted share, for the quarter ended December 31, 2013 with the per share results reflecting decreased average shares outstanding as a result of stock buybacks pursuant to the Company's stock repurchase program.

Adjusted FFO (“AFFO”) for the fourth quarter of 2014 totaled $41.2 million, or $0.27 per diluted share, compared to $12.8 million, or $0.08 per diluted share, in the fourth quarter of 2013 primarily due to decreased non-incremental capital expenditures as a result of the completion of certain large tenant build outs during the current year.

Results for the Year Ended December 31, 2014

Piedmont's net income available to common stockholders for the year ended 2014 was $43.3 million million, or $0.28 per diluted share as compared with $98.7 million, or $0.60 per diluted share for the prior year. The prior year includes $26.5 million, or $0.16 per diluted share, in operations related to real estate assets sold over the previous twelve months, whereas the current year includes $3.3 million, or $0.02 per diluted share of such items. In addition, the current year includes $29.1 million, or $0.19 per diluted share in additional depreciation and amortization expense resulting from properties acquired as well as the completion of several large tenant build outs over the last two years. Per share results were also favorably impacted by the reduction in weighted average shares outstanding as a result of shares repurchased pursuant to the Company's stock repurchase plan.

Revenues for the year ended December 31, 2014 were $566.3 million as compared with $549.6 million for the prior year, primarily reflecting increased revenues associated with properties acquired during 2013 and 2014, the commencement of several significant leases, and the expiration of operating expense abatements for several significant tenants, offset by the loss of revenue associated with the expiration of a large governmental lease in the Company's Washington, D.C. portfolio as of December 31, 2013.

Property operating expenses were $239.4 million for the year ended December 31, 2014 as compared to $220.8 million for the prior year, primarily reflecting additional expenses associated with properties acquired during 2013 and 2014 and increases in occupancy at certain properties. General and administrative expense was $23.8 million for the year ended December 31, 2014 as compared to $21.9 million for the year ended December 31, 2013, primarily due to higher compensation costs driven by stronger stock performance in the current year.

FFO for the current year totaled $236.5 million, or $1.53 per diluted share, as compared with $250.5 million, or $1.52 per diluted share, for the year ended December 31, 2013, primarily reflecting a $4.8 million, or $0.03 per diluted share, reduction in insurance recoveries in the current year. Per share results were favorably impacted by the reduction in weighted average shares outstanding as a result of shares repurchased pursuant to the Company's stock repurchase plan.

Core FFO, which excludes the casualty and litigation related expenses and recoveries mentioned above, as well as transaction costs associated with acquisitions during the year, totaled $230.1 million, or $1.49 per diluted share, for the current year, as compared to $240.5 million, or $1.46 per diluted share, for the year ended December 31, 2013, primarily reflecting the expiration and reduction in weighted average shares outstanding discussed above.

AFFO for the year ended December 31, 2014 totaled $118.2 million, or $0.76 per diluted share, as compared to $117.0 million, or $0.71 per diluted share, for the year ended December 31, 2013, reflecting the impact of the above items as well as decreased non-incremental capital expenditures as a result of the completion of certain large tenant build outs during the current year.

Leasing Update

The Company's total leasing volume for the year was 2.2 million square feet, approximately 321,000 square feet of which was executed during the fourth quarter of 2014. Just over half of both the annual and quarterly activity related to new tenants, with the remainder representing renewals. Further, of the 1.2 million square feet of new leasing executed during the year, 310,000 square feet, or 26%, was related to the Company's value-add portfolio.

The Company's overall portfolio was 88% leased as of December 31, 2014, up from 87% a year ago. Further, the stabilized portfolio was 89% leased and the weighted average lease term remaining was approximately 7.1 years as of December 31, 2014. Cash basis net operating income for the quarter was $78.4 million, up from $75.4 million in third quarter 2014, primarily reflecting continued improvement in the Company's economic occupancy as abatements periods for certain significant tenants continue to expire. As of December 31, 2014, the Company had approximately 1.3 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.4 million square feet of executed leases for currently vacant space yet to commence. Details outlining Piedmont's significant upcoming lease expirations, the status of current leasing activity, and a schedule of remaining significant abatement expirations can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Capital Markets and Financing Activity

Acquisition and Disposition Activity

During the three months ended December 31, 2014, Piedmont purchased approximately 25.2 acres of land adjacent to its 400 TownPark building in Lake Mary, Florida. The land is located within the amenity-rich Town Park mixed-use development consisting of office, retail, residential and a hotel. The acquisition adds to Piedmont's developable land holdings and allows Piedmont to control a site that is complementary to the 400 TownPark building.

Additionally, subsequent to quarter end, the Company entered into the following acquisition and disposition transactions:

•
January 16, 2015, acquired Park Place on Turtle Creek, an approximately 177,000 square foot, 14-story Class A office building located in Dallas, TX for $46.6 million. The building is situated on 1.24 acres of land in the prestigious submarket of Uptown/Turtle Creek and complements another of Piedmont's recent acquisitions, One Lincoln Park, and is in close proximity to a host of sought-after amenities including many upscale shops and restaurants as well as the Katy Trail. The building is currently 88% leased to a diverse group of tenants; and

•	January 30, 2015, disposed of 3900 Dallas Parkway in Plano, TX, a 120,000 square foot, 5-story building that was leased to Cinemark for a sales price of $26.2 million.

Other Events
Director Transition
As previously announced, W. Wayne Woody, the Company's Chairman, passed away suddenly in January. Effective January 2, 2015, Barbara B. Lang joined the Company's Board of Directors as an Independent Director. Ms. Lang served as President and CEO of the Washington, D.C. Chamber of Commerce for over ten years before founding her own business consulting firm, Lang Strategies, LLC, where she currently serves as Managing Principal & CEO.
Donald S. Moss, who recently retired from the Company's Board, has returned to serve the remainder of Mr. Woody's term. Frank C. McDowell, Vice-Chairman of the Board, will carry out the duties of Chairman until a successor is appointed.

First Quarter Dividend Declaration

On February 5, 2015, the board of directors of Piedmont declared dividends for the first quarter 2015 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on February 27, 2015, payable on March 20, 2015.

Guidance for 2015

Based on management's expectations, the Company is introducing guidance for full-year 2015 as follows:

(in millions, except per share data)	Low		High
Net Income	$110	-	$126
Add: Depreciation, Amortization, and Other	198	-	208
Less: Gain on Sale of Real Estate Assets	(70)	-	(80)
Core FFO	$238	-	$254
Core FFO per diluted share	$1.54	-	$1.64

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Friday, February 6, 2015 at 10:00 A.M. Eastern standard time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201)689-8565 for international participants. A replay of the conference call will be available through February 20, 2015, and may be accessed by dialing (877)660-6853 for participants in the United States and Canada and (201)612-7415 for international participants, followed by conference identification code 13598195. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2014 performance, 2015 guidance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the period ended December 31, 2014 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, over $5 billion portfolio is comprised of more than 21 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's estimated range of Net Income, Depreciation,

Amortization and Other, Gain on Sale of Real Estate Assets, Core FFO and Core FFO per diluted share for the year ending December 31, 2015.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2013, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)
	December 31, 2014	December 31, 2013

Assets:
Real estate assets, at cost:
Land	$702,800	$687,244
Buildings and improvements	4,312,240	4,121,139
Buildings and improvements, accumulated depreciation	(1,088,062)	(970,434)
Intangible lease assets	150,037	146,197
Intangible lease assets, accumulated amortization	(79,860)	(71,820)
Construction in progress	63,393	24,270
Real estate assets held for sale, gross	24,886	24,886
Real estate assets held for sale, accumulated depreciation and amortization	(10,342)	(9,499)
Total real estate assets	4,075,092	3,951,983
Investments in and amounts due from unconsolidated joint ventures	7,798	14,388
Cash and cash equivalents	12,306	6,973
Tenant receivables, net of allowance for doubtful accounts	27,711	31,145
Straight line rent receivables	169,532	138,159
Restricted cash and escrows	5,679	394
Prepaid expenses and other assets	27,820	24,771
Goodwill	180,097	180,097
Interest rate swaps	430	24,176
Deferred financing costs, less accumulated amortization	7,667	8,759
Deferred lease costs, less accumulated amortization	280,105	283,213
Other assets held for sale, net	1,264	2,030
Total assets	$4,795,501	$4,666,088
Liabilities:
Unsecured debt, net of discount	$1,828,544	$1,014,680
Secured debt	449,045	987,525
Accounts payable, accrued expenses, and accrued capital expenditures	133,988	128,818
Deferred income	22,215	22,267
Intangible lease liabilities, less accumulated amortization	43,277	47,113
Interest rate swaps	6,417	4,526
Total liabilities	2,483,486	2,204,929
Stockholders' equity :
Common stock	1,543	1,575
Additional paid in capital	3,666,182	3,668,906
Cumulative distributions in excess of earnings	(1,365,620)	(1,231,209)
Other comprehensive income	8,301	20,278
Piedmont stockholders' equity	2,310,406	2,459,550
Non-controlling interest	1,609	1,609
Total stockholders' equity	2,312,015	2,461,159
Total liabilities and stockholders' equity	$4,795,501	$4,666,088

Number of shares of common stock outstanding at end of period	154,324	157,461

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands)

	Three Months Ended		Year Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Revenues:
Rental income	$115,915	$113,929	$454,635	$443,106
Tenant reimbursements	30,295	27,358	109,548	104,253
Property management fee revenue	501	217	2,069	2,251
Total revenues	146,711	141,504	566,252	549,610
Expenses:
Property operating costs	62,002	58,263	239,436	220,779
Depreciation	35,442	31,691	138,596	120,980
Amortization	14,172	11,195	56,579	45,090
General and administrative	6,306	5,204	23,820	21,881
Total operating expenses	117,922	106,353	458,431	408,730
Real estate operating income	28,789	35,151	107,821	140,880
Other income (expense):
Interest expense	(18,854)	(19,651)	(74,446)	(73,583)
Other income (expense)	(6)	(392)	62	(2,336)
Net recoveries from casualty events and litigation settlements	2,478	4,500	6,992	11,811
Equity in income/(loss) of unconsolidated joint ventures	160	(4,280)	(350)	(3,676)
Loss on consolidation of VIE	—	—	—	(898)
Total other expense	(16,222)	(19,823)	(67,742)	(68,682)
Income from continuing operations	12,567	15,328	40,079	72,198
Discontinued operations:
Operating income	(42)	506	954	2,897
Impairment loss	—	(1,242)	—	(7,644)
Gain on sale of real estate assets	—	15,034	1,198	31,292
Income from discontinued operations	(42)	14,298	2,152	26,545
Gain (loss) on sale of real estate	(8)	—	1,132	—
Net income	12,517	29,626	43,363	98,743
Less: Net income attributable to noncontrolling interest	(3)	(3)	(15)	(15)
Net income attributable to Piedmont	$12,514	$29,623	$43,348	$98,728
Weighted average common shares outstanding - diluted	154,520	160,450	154,585	165,137
Per Share Information -- diluted:
Income from continuing operations	$0.08	$0.09	$0.27	$0.44
Income from discontinued operations	$—	$0.09	$0.01	$0.16
Net income available to common stockholders	$0.08	$0.18	$0.28	$0.60

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Net income attributable to Piedmont	$12,514	$29,623	$43,348	$98,728
Depreciation (1) (2)	35,365	32,233	138,497	124,138
Amortization (1)	14,188	11,511	56,848	46,020
Impairment loss (1)	—	5,644	—	12,046
Gain on sale of real estate assets (1)	8	(15,034)	(2,161)	(31,292)
Loss on consolidation	—	—	—	898
Funds from operations*	62,075	63,977	236,532	250,538
Acquisition costs	21	389	560	1,763
Net recoveries from casualty events	(2,478)	(4,500)	(6,992)	(11,828)
Core funds from operations*	59,618	59,866	230,100	240,473
Deferred financing cost amortization	627	676	2,703	2,587
Amortization of note payable step-up	(120)	—	(246)	—
Amortization of discount on Senior Notes	47	30	175	77
Depreciation of non real estate assets	138	106	508	406
Straight-line effects of lease revenue (1)	(5,171)	(3,442)	(29,121)	(18,097)
Stock-based and other non-cash compensation expense	929	101	3,975	1,590
Net effect of amortization of above or below-market in-place lease intangibles (1)	(1,074)	(1,211)	(4,727)	(5,278)
Acquisition costs	(21)	(389)	(560)	(1,763)
Non-incremental capital expenditures (3)	(13,768)	(42,985)	(84,630)	(102,977)
Adjusted funds from operations*	$41,205	$12,752	$118,177	$117,018
Weighted average common shares outstanding - diluted	154,520	160,450	154,585	165,137
Funds from operations per share (diluted)	$0.40	$0.40	$1.53	$1.52
Core funds from operations per share (diluted)	$0.39	$0.37	$1.49	$1.46
Adjusted funds from operations per share (diluted)	$0.27	$0.08	$0.76	$0.71

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended		Year Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013

Net income attributable to Piedmont	$12,514	$29,623	$43,348	$98,728
Net income attributable to noncontrolling interest	3	3	15	15
Interest expense	18,854	19,651	74,446	73,583
Depreciation (1)	35,503	32,340	139,004	124,545
Amortization (1)	14,188	11,511	56,848	46,020
Acquisition costs	21	389	560	1,763
Impairment loss	—	5,644	—	12,046
Net recoveries from casualty events and litigation settlements	(2,478)	(4,500)	(6,992)	(11,828)
Gain on sale of real estate assets (1)	8	(15,034)	(2,161)	(31,292)
Loss on consolidation	—	—	—	898
Core EBITDA*	78,613	79,627	305,068	314,478
General & administrative expenses (1)	6,313	5,076	23,863	22,016
Management fee revenue	(272)	17	(1,110)	(1,231)
Other expense/(income) (1)	(15)	3	39	563
Straight line effects of lease revenue (1)	(5,171)	(3,442)	(29,121)	(18,097)
Amortization of lease-related intangibles (1)	(1,074)	(1,211)	(4,727)	(5,278)
Property Net Operating Income (cash basis)*	78,394	80,070	294,012	312,451
Acquisitions	(8,063)	(4,038)	(26,136)	(14,659)
Dispositions	44	(1,214)	(1,478)	(5,087)
Other investments	(276)	(2,251)	(18)	(9,791)
Same Store NOI (cash basis)*	$70,099	$72,567	$266,380	$282,914
Change period over period in same store NOI	(3.4)%	N/A	(5.8)%	N/A

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of net operating income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.